UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On November 2, 2018, CME Group Inc. (the “Company”) and CME London Limited, a wholly-owned subsidiary of the Company, completed their previously announced acquisition of NEX Group plc (“NEX Group”) (the “Acquisition”). The Acquisition was effected by means of a scheme of arrangement under Part 26 of the U.K. Companies Act 2006. On November 5, 2018, as part of the consideration for the Acquisition, the Company issued to NEX Group shareholders 16,926,582 shares of Company Class A Common Stock (the “New Common Stock”). The issuance of the New Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws and was made in reliance on an exemption from the registration requirements of the Act pursuant to Section 3(a)(10) of the Act. Following the completion of the Acquisition, approximately 357,773,683 shares of Class A Common Stock of the Company are outstanding.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the completion of the Acquisition, on November 2, 2018, Mr. Michael Spencer, the Chief Executive Officer and a director of NEX Group, was appointed to the board of directors of the Company (“Board”). Pursuant to an amended employment agreement, entered into by and among Mr. Spencer, the Company, and NEX, Mr. Spencer has been initially appointed to the Board until the Company’s next annual meeting and it is anticipated that the Board will nominate him for re-election at the Company’s 2019 annual meeting. During the term of his amended employment agreement, Mr. Spencer will not receive any compensation for his service on the Board, other than the reimbursement of certain expenses available to all directors.

With respect to those relationships and related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, Mr. Spencer disclosed the following:

•

Exotix Holdings Ltd. Mr. Spencer (through IPGL (Holdings) Limited (“IPGL”), a private investment company controlled by Mr. Spencer) owns approximately 87% of Exotix Holdings Ltd (“Exotix”) and NEX Group owns approximately 4% of Exotix. Exotix is a London-based provider of trade and investment services in emerging markets around the world. As part NEX Group’s acquisition of its interest in Exotix from IPGL in 2007, a loan of £1.5 million was made to an entity within the Exotix group. In September 2018, this loan together with accrued interest was capitalized as part of a restructuring exercise. During NEX Group’s fiscal year ended March 31, 2018, NEX Group provided Exotix with a loan for £0.5 million. At September 30, 2018, there was a balance due from Exotix to NEX Group of £0.5m. During NEX Group’s fiscal year ended March 31, 2018, NEX Group did not collect any revenue from Exotix.

•

Gain Capital Holdings, Inc. Mr. Spencer (through IPGL) owns 12.6% of GAIN Capital Holdings, Inc. (“GAIN”) as well as $52.2 million of convertible debt issued by GAIN. GAIN is a US-based, Nasdaq-listed provider of online trading service and provides market access and trade execution services in foreign exchange, contracts for difference and exchange-based products to retail investors. During NEX Group’s fiscal year ended March 31, 2018, NEX Group collected revenue of £0.2 million from GAIN. During the Company’s nine months ended September 30, 2018, the Company collected revenue of $1.3 million from GAIN.

Also pursuant to the amended employment agreement, on November 6, 2018, Mr. Spencer transitioned from Chief Executive Officer of NEX Group to serve as a special advisor to the Company for a period of two years following the completion of the Acquisition, during which time he will continue to receive his existing salary of £750,000 and the benefits as provided to him prior to the completion of the Acquisition, other than bonus and share award opportunities.

A copy of the amended employment agreement is attached hereto as Exhibit 10.1, and the foregoing summary is qualified in its entirety by reference to the amended employment agreement, which is incorporated by reference herein.

Item 8.01	Other Events.

On November 2, 2018, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release containing such announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment Deed, dated November 2, 2018, by and among CME Group Inc., NEX Group plc and Michael Spencer

99.1	Press Release, dated November 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Senior Managing Director, General Counsel and Corporate Secretary

Date: November 8, 2018